EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES SECOND QUARTER 2010 RESULTS

NASHVILLE, Tenn. (July 26, 2010)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2010.

Highlights:

•	Revenues of $16.7 million in the second quarter of 2010, up 14% over the second quarter of 2009

•	Operating income of $2.3 million in the second quarter of 2010, up 26% over the second quarter of 2009

•	Net income of $1.3 million and earnings per share (EPS) of $0.06 per share in the second quarter of 2010—which is the amount after deducting $1.0 million, or $0.04 per share, of income tax provision, compared to net income of $1.7 million and EPS of $0.08 per share in the second quarter of 2009—which included an income tax provision of $132,000.

•	Adjusted EBITDA of $3.8 million in the second quarter of 2010, up 15% from $3.3 million in the second quarter of 2009

•	Multi-year renewal agreements signed with key accounts, including HCA and Catholic Health Initiatives

•	SimVentures, new joint venture formed between HealthStream and Laerdal Medical

Financial Results:
Second Quarter 2010 Compared to Second Quarter 2009
Revenues for the second quarter of 2010 increased $2.1 million, or 14 percent, to $16.7 million, compared to $14.6 million for the second quarter of 2009. The Company’s revenue mix during the second quarter of 2010 was comprised of 68 percent of revenues from HealthStream Learning and 32 percent from HealthStream Research. This compares to 64 percent from HealthStream Learning and 36 percent from HealthStream Research during the second quarter of 2009.

Revenues from HealthStream Learning increased by $1.9 million, or 21 percent, when compared to the second quarter of 2009. Revenues from our Internet-based subscription products increased by $2.3 million over the prior year quarter, and were comprised of revenue increases from the HealthStream Learning Center® (HLC) of $1.2 million and from courseware subscriptions of $1.1 million. Revenues from Internet-based subscription products increased 28 percent over the prior year quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues associated with implementation, development, and consulting services decreased $248,000 from the prior year quarter, impacted primarily by lower revenues associated with fewer project-based activities.

Revenues from HealthStream Research increased by $153,000, or three percent, when compared to the second quarter of 2009. Revenues from patient surveys—a product that generates recurring revenues—increased by $344,000, or 11 percent. Revenues from surveys conducted on annual or bi-annual cycles—namely employee, physician, and community surveys—decreased by $191,000, primarily due to declines in physician and community surveys, which more than offset an increase in employee surveys.

Cost of revenues (excluding depreciation and amortization) approximated 36 percent of revenues for both the second quarter of 2010 and 2009. The increase in cost of revenues of $678,000 resulted primarily from increased royalties paid by us associated with growth in courseware subscription revenues as well as an increase in capacity to support the growth in revenues from patient surveys. These increases were partially offset by lower costs associated with the decline in project-based revenues compared to the prior year quarter.

In the aggregate, all other operating expenses increased by 12 percent over the prior year same quarter. Product development expenses increased by $275,000 (of which $180,000 related to SimVentures) compared to the prior year quarter due to the hiring of additional personnel to support our platform products as well as our portion of expenses associated with the SimVentures joint venture with Laerdal Medical (see section entitled “Joint Venture: SimVentures” for details about SimVentures). Sales and marketing expenses increased $448,000 compared to the prior year quarter due to the hiring of additional sales personnel and related expenses. Other general and administrative expense increased $204,000 primarily due to increased contract labor expenses, professional fees, and rent expense.

Operating income for the second quarter of 2010 improved by 26 percent to $2.3 million compared to $1.9 million for the second quarter of 2009, primarily resulting from the strong revenue growth mentioned above.

In the fourth quarter of 2009, we released substantially all of the remaining balance of our valuation allowance against our deferred tax assets in accordance with generally accepted accounting principles (“GAAP”), which resulted in a non-cash $9.1 million tax benefit in net income, or approximately $0.41 per share.

Our effective income tax rate in the quarter ended June 30, 2010 was 42.5 percent. Because the Company previously maintained a full valuation allowance for its deferred tax assets, net income for the second quarter of 2009 did not include deferred income tax expense. Therefore, because of the changes in income tax accounting between 2009 and 2010, net income is not comparable between periods due to the valuation allowance maintained during the prior year.

Net income for the second quarter of 2010 was $1.3 million, or $0.06 per share (diluted), compared to $1.7 million, or $0.08 per share (diluted), for the second quarter of 2009. Net income for 2010 includes an income tax provision of $1.0 million, or $0.04 per share (diluted).

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $3.8 million for the second quarter of 2010, compared to $3.3 million for the second quarter of 2009. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under GAAP is attached in the Summary Financial Data.

Year-to-Date 2010 Compared to Year-to-Date 2009
For the first six months of 2010, revenues were $31.5 million, an increase of 12 percent over revenues of $28.2 million in the first six months of 2009. Net income for the first six months of 2010 was $2.2 million, or $0.10 per share (diluted), compared to $2.6 million, or $0.12 per share (diluted), for the first six months of 2009. Net income for the first six months of 2010 includes an income tax provision of $1.6 million, or $0.07 per share (diluted). Operating income for the first six months of 2010 improved by 34 percent to $3.8 million compared to $2.8 million for the first six months of 2009.

Other Financial Indicators
At June 30, 2010, the Company had cash and related interest receivable of $18.8 million, compared to $13.0 million at March 31, 2010. The increase in cash resulted from favorable operating results, net of payments associated with capital expenditures. Capital expenditures and capitalized feature enhancement development totaled approximately $900,000 for the second quarter of 2010.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 53 days for the second quarter of 2010 compared to 58 days for the second quarter of 2009 and 72 days for the first quarter of 2010. The decrease in DSO compared to the first quarter of 2010 is a result of the collection of several significant balances during the second quarter of 2010.

Joint Venture: SimVentures
On June 23, 2010, we announced the formation of SimVentures, a joint venture between HealthStream and Laerdal Medical. SimVentures will offer products and services aimed at accelerating the global adoption of simulation-based learning by healthcare providers—with a focus on improving clinical competencies and patient outcomes. HealthStream will receive 50 percent of the profits and losses generated from the joint venture. SimVentures is currently in the product development phase, and sales activity is expected to commence during 2011. During the second quarter of 2010, we recorded approximately $180,000 of expenses related to the joint venture, which are primarily recorded in the product development category within our statement of income.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions—delivered via a software-as-a-service (SaaS) model—that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory courseware subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At June 30 2010, approximately 2,113,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,863,000 at June 30, 2009. The total number of contracted subscribers at June 30, 2010 was approximately 2,258,000 up from 1,945,000 at June 30, 2009. “Contracted subscribers” include both those already implemented (2,113,000) and those in the process of implementation (145,000).

During the second quarter of 2010, we signed several multi-year renewals of existing enterprise agreements from large HealthStream Learning customers, including Catholic Health Initiatives and HCA Information Technology & Services, Inc., a subsidiary of HCA, Inc.

Customers representing approximately 101 percent of subscribers that were up for renewal did renew in the second quarter of 2010, while our renewal rate based on the annual contract value up for renewal was approximately 107 percent. (Note: The impact of HCA’s renewal is not included in these calculations; it will be included in fourth quarter 2010 renewal rates, consistent with our practice of calculating renewal rates based on the period in which accounts are up for renewal.) Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the second quarter of 2010 compare to a subscriber renewal rate of 104 percent and an annual contract value renewal rate of 102 percent during the second quarter of 2009.

In July of 2010, we released a set of significant enhancements to the HealthStream Competency Center™ (HCC), our software-as-a-service competency management solution for healthcare organizations. The enhancements included features to enable large, multi-facility enterprises to more effectively manage competency and performance initiatives across all of their facilities and will, therefore, serve the growing competency management needs of our larger customers. A total of 47 healthcare organizations have contracted to use the HCC, which includes several pilots by our large health system customers where they are evaluating the HCC’s potential to serve as their enterprise-wide clinical competency system. Six of the 47 contracts were signed in the second quarter of 2010.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

In response to the increasing demand for the Company’s patient survey services, our professional interviewing center, located at our Baltimore office, was expanded during the second quarter of 2010. The expansion increased our capacity by 32 percent.

During the second quarter of 2010, several multi-year account renewals were secured from large HealthStream Research customers, including Catholic Health Initiatives. An early multi-year renewal was obtained with Capella Healthcare.

The HealthStream Improvement Center™, a software-as-a-service application for optimizing and accelerating the execution of improvement plans, was contracted for use by four HealthStream Research customers in the second quarter of 2010. These customers will use the Improvement Center to execute plans to improve a variety outcomes in their respective hospitals based on action items identified in their patient, employee, and physician surveys.

HealthStream Recognition & New Research Coverage
In June of 2010, HealthStream was ranked #61 in the 2010 “Healthcare Informatics 100,” a list of the 100 leading global healthcare IT providers. This annual listing, published in the magazine, Healthcare Informatics, ranks both public and private healthcare IT companies based on the previous year’s performance. This is the third consecutive year that HealthStream has been recognized in this list as a leading healthcare IT company.

On June 10, 2010, Avondale Partners LLC launched research coverage of HealthStream with their first report on the Company. Avondale becomes the second firm to provide independent research coverage about HealthStream. Noble Financial Group has covered the Company since 2006.

Financial Expectations
We are updating our previously issued guidance for the full year 2010 as follows:

The Company anticipates that consolidated revenues for the full year 2010 will grow by 11 percent to 13 percent when compared to the full year 2009. We anticipate revenue growth in the Learning segment to be in the 14 percent to 16 percent range and the Research segment’s revenue to increase by approximately four percent to six percent. We do not anticipate revenues from SimVentures during 2010.

As we have discussed elsewhere in this release, we have begun our investment in the SimVentures project and in the second quarter, our expenses included approximately $180,000 related to this initiative. We expect our estimated portion of SimVentures expenses to range between $400,000 and $600,000 for the second half of the year. These anticipated expenses are in addition to the operating costs to service our existing business.

We anticipate that operating expenses exclusive of SimVentures will grow in the range between 11 percent and 13 percent when compared to the Company’s full year 2009 levels. These categories include cost of revenues, product development, sales and marketing, depreciation and amortization, and other general and administrative expense.

We anticipate that operating income will increase 22 percent to 30 percent for the full year of 2010 versus our 2009 results. This growth rate assumes the inclusion of SimVentures expenses in 2010 results.

Because of the release of substantially all of our income tax valuation allowance during the fourth quarter of 2009, we expect that the effective income tax rate applied to pre-tax income will range between 40 percent and 44 percent. Actual tax payments will be substantially less than our income tax provision as we continue to utilize our federal and state net operating loss carry-forwards of approximately $32 million and $26 million, respectively, to offset taxable income.

We anticipate capitalized software development associated with SimVentures to range between $300,000 and $500,000 for the second half of the year.

Accordingly, we expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements, SimVentures, content development, and additional office space will range between approximately $4.0 to $5.0 million in 2010.

Robert A. Frist, Jr., chief executive officer, commented, “We were excited to see the addition of 125,000 newly contracted subscribers to our learning platform in the 91 days of the second quarter. Key financial metrics for the second quarter of 2010 were strong as well; operating income and revenue were up 26% and 14%, respectively, over the prior year same quarter. These results generate even more excitement and confidence in the new investments that we’re making in the future of our Company—including our joint venture with Laerdal Medical, SimVentures, and growth in our sales organization.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, associate vice president of communications, research, and investor relations will be held on Tuesday, July 27, 2010 at 9:00 a.m. (EST). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 800-642-1687 (conference ID #89306523) for U.S. and Canadian callers and 706-645-9291 (conference ID #89306523) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 2.2 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$16,660	$14,584	$31,498	$28,203
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,906	5,228	11,368	10,496
Product development	1,723	1,447	3,249	2,982
Sales and marketing	3,050	2,602	6,011	5,315
Depreciation and amortization	1,236	1,250	2,626	2,516
Other general and administrative	2,398	2,195	4,484	4,096

Total operating expenses	14,313	12,722	27,738	25,405
Operating income	2,347	1,862	3,760	2,798
Other expense	(4)	(2)	(13)	(3)

Income before income taxes	2,343	1,860	3,747	2,795
Income tax provision	995	132	1,592	189

Net income	$1,348	$1,728	$2,155	$2,606

Net income per share:
Net income per share, basic	$0.06	$0.08	$0.10	$0.12

Net income per share, diluted	$0.06	$0.08	$0.10	$0.12

Weighted average shares outstanding:
Basic	21,796	21,383	21,736	21,382

Diluted	22,433	21,626	22,282	21,597

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income	$1,348	$1,728	$2,155	$2,606
Interest income	(3)	(7)	(6)	(16)
Interest expense	10	9	21	19
Income taxes	995	132	1,592	189
Share-based compensation expense	170	151	333	296
Depreciation and amortization	1,236	1,250	2,626	2,516

Income before interest, taxes, share-based compensation, depreciation and amortization	$3,756	$3,263	$6,721	$5,610

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2010	2009(1)
ASSETS
Current assets:
Cash and related interest receivable	$18,809	$12,354
Accounts and unbilled receivables, net (2)	11,583	11,216
Prepaid and other current assets	3,180	3,490
Deferred tax assets, current	2,831	2,831

Total current assets	36,403	29,891
Capitalized software feature enhancements, net	4,292	4,182
Property and equipment, net	2,382	2,934
Goodwill and intangible assets, net	24,464	24,938
Deferred tax assets, non current	7,035	8,626
Other assets	338	431

Total assets	$74,914	$71,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,247	$6,627
Deferred revenue	15,424	12,234
Current portion of long-term debt and capital lease obligations	7	316

Total current liabilities	19,678	19,177
Other long-term liabilities	493	—
Long-term debt and capital lease obligations, net of current portion	—	4

Total liabilities	20,171	19,181
Shareholders’ equity:
Common stock	97,174	96,407
Accumulated deficit	(42,431)	(44,586)

Total shareholders’ equity	54,743	51,821

Total liabilities and shareholders’ equity	$74,914	$71,002

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2009.

(2)	Includes unbilled receivables of $1,751 and $1,734 and other receivables of $8 and $9 at June 30, 2010 and December 31, 2009, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2010 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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